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                                                                    Exhibit 16.1


                         [ERNST & YOUNG LLP LETTERHEAD]

October 20, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read the section captioned "Change of Accountants" included in Amendment No. 3 to the Registration Statement (Form S-1) of International Manufacturing Services, Inc. for the registration of 5,750,000 shares of its Class A Common Stock and are in agreement with the statements contained in the second sentence of the first paragraph and in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                        Very truly yours,

                                        /s/ ERNST & YOUNG LLP